Exhibit 11.6

Date: July 10, 2017

Consent of Endicott Financial Advisors, LLC

We hereby consent to the inclusion of our fairness opinion dated March 14, 2017, as Annex G to the proxy statement/offering circular of Patriot Federal Bank and Kinderhook Bank Corp. and to references of our firm and such opinion in such proxy statement/offering circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the proxy statement/offering circular for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Endicott Financial Advisors, LLC
Endicott Financial Advisors, LLC